Exhibit 10.3

Note: Certain identified information, [***], in this Exhibit 10.3 has been excluded from the exhibit as that information (i) is not material and (ii) would likely result in competitive harm to the registrant if publicly disclosed.

Master Services Agreement

This Master Services Agreement (the “Agreement”) is made and entered on this 11th day of June 2021, (the “Effective Date”), by and between Cassava Sciences, Inc., a Delaware corporation with its principal address at 7801 N. Capital of Texas Hwy, Suite 260, Austin, TX  78731 (“Client”) and Premier Research International LLC, together with its Affiliates, with offices at 3800 Paramount Parkway, Suite 400, Morrisville, NC 27560-6949 (“Premier”), both hereinafter referred as a “Party” or collectively as the "Parties".

WHEREAS, Premier is engaged in the business of providing services related to the implementation and management of clinical development programs for the pharmaceutical, biotechnology and medical device industries; and

WHEREAS, Client desires to engage Premier to perform such services in connection with certain pharmaceutical, medical device products and/or diagnostic products under development by or under control of Client.

NOW THEREFORE, in consideration of the premises and mutual promises and undertakings herein, the receipt and sufficiency of which are hereby acknowledged, the Parties intending to be legally bound do hereby agree as follows:

1.0    DEFINITIONS

a.    Affiliates:  With respect to either Party, an Affiliate is any entity that is controlled by, controls, or is under common control with the Party named above.

b.    Amendment:   A written specification of changes to a Work Order that is agreed to by the Parties and authorized by signature of each Party’s authorized representative(s), in a format substantially similar to Exhibit B attached hereto.

c.    Applicable Laws: All applicable international, multi-national, national, regional, state, provincial and local laws, regulations, rules, ordinances, requirements, directives, guidance, guidelines and policies.

d.    Budget for Services:   A component of a Work Order that delineates the estimated cost of the Services based upon the Project Specifications.

e.    Clinical Trial Agreement:  A contract for the implementation of a Study protocol between a Trial Site, a  Sponsor, an Investigator, and Premier as the case may be, which includes obligations of all parties with respect to the conduct of a Study at the Trial Site.

f.    Deliverable:  Any document, database, report or other item specifically identified in a Work Order as an item to be produced by Premier and delivered to Client.

g.    Institutional Review Board (“IRB”):  Any board, committee, or other group formally designated by an institution to review, to approve the initiation of, and to conduct periodic review of, biomedical research involving human subjects.  The primary purpose of such review is to assure the protection of the rights and welfare of human subjects.  The term has the same meaning as the phrase institutional review committee, independent ethics committee or ethics committee.

h.   GCP or Good Clinical Practice: The standard defined in the ICH Harmonised Tripartite Guideline For Good Clinical Practice E6(R2) Current Step 4 version dated 9 November 2016 (including the Post Step 4 corrections) together with, for Services performed in the European Union, such other Good Clinical Practice requirements as are specified in Directive 2001/20/EC of the European Parliament and the Council of 4 April 2001 relating to medicinal products for human use and in guidance published by the European Commission pursuant to such Directive and, when entered into force Regulation (EU) no 536/2014 of the European Parliament and of the Council of 16 April 2014 on clinical trials on medicinal products for human use, and repealing Directive 2001/20/EC; and for Services performed in other jurisdictions, any analogous laws and/or regulations.

i.    Investigator(s): A person or persons responsible for the conduct of the clinical trial at a Trial Site. If a clinical trial is conducted by a team of individuals at a Trial Site, the Investigator is the responsible leader of the team and may be called the principal investigator.

j.    Milestone:  An event associated with a specific date, for which a payment will be due, as set out in the Payment Schedule of any Work Order.

k.    Pass-Through Budget: A component of a Work Order that outlines the estimated costs of Pass-Through Expenses for goods and services incurred by Premier on behalf of Client, in connection with the performance of the Services.

l.    Payment Schedule:  A component of a Work Order that describes the timing of payments due to be made for Services delivered and Pass-Through Expenses incurred.

m.    Premier Project Manager: The Premier representative assigned to lead the Premier project team, act as the principal liaison between Premier and Client, and provide general oversight in the delivery of Services with regard to a specific Work Order.

n.    Project Schedule: A component of a Work Order that outlines the project Milestones, estimated timelines and completion date for the Services based upon the Project Specifications.

o.    Project Specifications: A component of a Work Order that outlines the specific Services to be provided, assumptions used in preparing the Budget for Services, Pass-Through Budget and Project Schedule, and assignment of project-related responsibilities between the Parties.

p.    Regulatory Authority: A national, federal, state or local regulatory agency, department, bureau or other governmental entity (including, without limitation, the U.S. Food and Drug Administration and its foreign counterparts) responsible for the oversight and approval of the development and commercialization of drugs and biologics.

q.    Services: The services to be provided by Premier and its Subcontractors (if applicable) under this Agreement as specifically outlined in a Work Order or otherwise authorized by Client in writing.

r.    Study: A clinical trial performed at one or more investigative sites under the supervision of one or more Investigator(s) pursuant to a corresponding clinical trial protocol.

s.    Study Drug: The drug, compound, device or other material which is the subject of a Study under an individual Work Order.

t.    Subcontractor:  An individual or company engaged by Premier to conduct or provide some elements of a Work Order, including without limitation, clinical laboratories, patient recruitment services, interactive voice recognition systems and other services.

u.    Trial Site(s): The location(s) where clinical Studies are actually conducted by Investigators.

v.    Work Order: A written specification of Services to be performed by Premier under this Agreement, including the Project Specifications, Project Schedule, contact information, Budget for Services, Pass-Through Budget, and Payment Schedule.

2.0    Services

Premier, itself or through one of its Affiliates or Subcontractors (if applicable), will perform the Services as specified in this Agreement and any associated Work Order(s), in accordance with the terms and conditions of this Agreement.  Premier will use reasonable efforts to perform the Services described in any Work Order issued hereunder and to meet all obligations and deadlines described in such Work Orders.  The Parties will agree on all Services to be provided and the performance of those Services will be authorized in writing through the execution of a Work Order.  Premier will not begin work on any Services without an agreement in writing.

Client will have the overall responsibility for the studies at all times and will manage all study related tasks which have not been specifically delegated to Premier as described in each Work Order.    Client will, at its expense and as applicable, supply the drug for the timely completion of the clinical studies described in each Work Order.    Client agrees to keep Premier fully informed at all times of relevant information known to Client which might influence the conduct of the study and the provision of Services.

Client acknowledges that Premier will require documents, drug supplies, data, records and cooperation by Client, investigators, and/or third party suppliers in order to properly perform the Services, and that Premier will not be liable for the failure of Client or any third party involved in a Study to supply such information or data to Premier.

All responsibility for the conduct of the study will remain with Client as defined in 21 CFR 312.52 or Directive 2001/20/EC, and when entered into force, Regulation (EU) No 536/2014, as applicable.

2.1    Work Orders

Premier will provide Services as specified in one or more Work Orders, which will be prepared in a format substantially similar to the form of Work Order, attached hereto as Exhibit A.  Each Work Order will include detailed information with respect to a specific project, including Project Specifications, Project Schedule, Budget for Services, Pass-Through Budget, and Payment Schedule.  Work Orders  will become effective when signed by an authorized representative or representatives of both Parties as directed by the Work Orders. For purposes of this Agreement,  the only authorized representatives of Client who are authorized to bind the Client to Work Orders are stated in Exhibit E.  Premier will not change or deviate from the terms of a Work Order, including but not limited to any Study corresponding to such Work Order, except as provided in Section 2.2. In the event of any conflict between this Agreement and a Work Order, this Agreement shall control unless the Work Order expressly refers to the Parties’ intent to alter the terms of this Agreement with respect to that Work Order.

2.2    Amendments

A.  Any changes to a Work Order or to any Study that is the subject of a Work Order including but not limited to changes to the Project Specifications, Project Schedule, Budget for Services or Pass-Through Budget, will be effective only when agreed upon by the Parties and documented in an Amendment to the Work

Order in a form substantially similar to that attached hereto as Exhibit B.  Client agrees that Premier will not perform any out-of-scope work described in an Amendment until it is executed by both Parties.

B.  Unanticipated Changes.  The Parties agrees that some changes in costs incurred in the course of performing clinical research cannot be reasonably anticipated in advance. Upon identification by either Party of changes to the project assumptions or other unanticipated changes to the Project Specifications that will result in such material changes in costs, the Parties agree to negotiate in good faith an Amendment to accommodate increases or decreases to the Budget for Services, Project Schedule or Payment Schedule that are reasonably associated with any such adjustments.  Amendments will be documented in writing in accordance with the terms of this Section 2.2.  Such unanticipated changes may include, but are not limited to, any of the following:

i.       delays in receiving from Client technical information or Client's acceptance of documents submitted by Premier in the performance of its duties under this Agreement or any Work Order, or any other delay on the part of Client;

ii.      delay in receipt of regulatory approval from a regulatory agency, IRB or Ethics Committee;

iii.     delay in performance by a Subcontractor not selected by Premier;

iv.     delay in shipment or receipt of Study Drug, clinical samples and/or clinical supplies;

v.      delay due to changes in standard of care imposed by law, regulation or changes in medical practice affecting participating Trial Sites;

vi.     delay by reason of force majeure as defined herein;

vii.    Client requested additional services or changes to the Services or Study protocol;

viii.   delays due to questions received by either Party from regulatory agencies or ethics committees regarding submission materials that relate to characteristics of the Study Drug or protocol design;

ix.     delays due to any changes in Applicable Laws;

x.      changes in the enrollment rate of subjects;

xi.     changes to the Study protocol;

xii.    changes in amounts charged by third party suppliers or

xiii.   changes for any other reason agreed upon in writing by Client

xiv.    delays and changes caused by Premier or any of its subcontractors.

    C.      Amendment Process. All changes in scope will be recorded on a Change Order Log, which will include a description of the changes and associated costs, including any passthrough costs.  If the value of the Change Order Log reaches $/£/€ [***], then Premier shall initiate a Change Notification Form (CNF) which shall detail all changes and associated costs and be presented to Client for approval and signature.  If the value of the Change Order Log reaches $/£/€[***] of the total value of the original Work Order Budget then the Parties will enter into an Amendment substantially in the form set out in Exhibit B attached hereto. If there is a balance on a Change Order Log at the end of a Study, Premier shall invoice those costs under a final Amendment or termination letter. Premier will proceed with execution of any additional tasks set out in a CNF once Client has approved and signed the form.  Invoicing for any additional costs will occur after an Amendment has been executed by the parties.

2.3    Project Staffing

In performing the Services, Premier will assign personnel who are adequately trained, qualified and experienced to conduct the work as specified in a Work Order from one or more of its Affiliates located worldwide, as needed to perform the Services in accordance with the Work Order.  Some assigned employees will be named as “Key Personnel” in each Work Order.   Key Personnel are those personnel who will be responsible for oversight or management of the Services.  Premier will use reasonable efforts to retain Key Personnel assigned to Client’s Studies and will only replace Key Personnel in the event of unavailability due to prolonged absence, resignation or other circumstances beyond the control of Premier. If any assigned Key Personnel is to be replaced, the replacement Key Personnel shall have at least the same level of experience and skills of the Key Personnel that is being replaced.

Client may make reasonable requests for replacement of Key Personnel for any bona fide business reason,  including unsatisfactory performance or interpersonal conflicts.  Premier will promptly (a) investigate any such matters and take appropriate action which may include (i) removing such Key Personnel from the provision of services for the Client or (ii) replacing such Key Personnel with a similarly qualified one; or (b) take such other action as is appropriate to prevent a recurrence. Premier will replace and train its Key Personnel at its own cost.

2.4    Use of Subcontractors

Premier may use Subcontractors to conduct some elements of a Work Order.  Premier will notify Client in advance of the name and its proposed use of each such Subcontractor.   In the event that Client reasonably objects to any such Premier Subcontractor,  Premier will replace the Premier Subcontractor with a Subcontractor acceptable to Client within a mutually agreeable timeframe at its own cost.

a.    Client-Selected Subcontractors.  In the event that Client requires Premier to use a specific subcontractor (hereinafter “Client Subcontractor”),  Premier will not be responsible for the performance of the Client Subcontractor, and Client will manage the performance of the Client Subcontractor (unless Client instructs Premier in writing to do otherwise, and such management is included as a Service in a Work Order) and be responsible for any delays or changes to the Project Schedule or Budget for Services that result from the performance of the Client Subcontractor.  Premier will notify Client promptly of any performance issues arising out of the use of any such Client Subcontractors. If Client engages a Client Subcontractor but requires that Premier manage or oversee the performance of the Client Subcontractor, then Client will supply Premier with a copy of the relevant contract with the Client Subcontractor.   If Client requires that Premier contract with the Client Subcontractor, then Client hereby authorizes Premier to do so as agent on behalf of Client for the limited purpose of conducting a Work Order, provided, however, that Premier will not incur on behalf of Client any costs or expenses over $[***] without prior written permission of Client.  Client will be responsible for the performance of a Client Subcontractor when the Client requests that Premier to contract directly with the Client Subcontractor.

b. Client remains responsible for any delays or changes to the Project Schedule or Budget for Services that result from the performance of Client engaged Client Subcontractor.

c. Premier-Selected Subcontractors.  For Subcontractors selected and contracted directly by Premier (hereinafter “Premier Subcontractor”), Premier will be responsible for the performance of and will manage the performance of the Premier Subcontractor.  Any subcontract with a Premier Subcontractor will be consistent with the terms and conditions of this Agreement, including without limitation, ownership of data and intellectual property under Article 10 and the obligations of confidentiality under Article 11.

2.5    Applicable Standards

The Parties agree that Premier will provide the operational systems, processes and standard operating procedures to be used in performance of the Services unless specified otherwise in the Project Specifications.  All Services will be conducted in accordance with GCP and Applicable Laws, including, but not limited to, all relevant personal data protection legislation.

2.6    Client-Provided Systems

In the event that Client requires Premier to use Client’s information systems and associated processes, Client will be responsible for all costs associated with installation and operation of the systems, including costs for hardware and software licenses, and for training of Premier personnel assigned to the project in the use of Client system(s).  All risk associated with the use of a system provided by Client will be borne by Client.

2.7    Acceptance of Deliverables

Delivery of any Deliverable shall be deemed accepted by Client, unless Client delivers notice of defect, deficiency or other problem within ninety (90) days of its receipt of the Deliverable.  Any notice of deficiency must clearly specify the nature of the problem, deficiency or defect, and Premier will use all reasonable efforts to correct such problem, deficiency or defect promptly at its cost, subject to the limitation set forth in Section 14.3.

3.0    PAYMENT

The Parties agree that the fees and other reimbursements that Premier will receive for performing the Services hereunder will be described in each Work Order and are subject to the following terms and conditions.

3.1    Compensation for Services

a.    For Services provided, Client will pay Premier in accordance with the terms in this Section 3  of the Agreement and each applicable Work Order.  Each Work Order will include a Budget for Services to be performed by Premier and will include the costs related to the Services to be provided.  Premier will not exceed the total cost set forth in the Budget for Services in a given Work Order without the prior approval of Client in the form of an Amendment, as set out in Section 2.2 above.  Client  acknowledges that the Budget for Services presented in each Work Order is an estimate based upon the Project Specifications and Project Schedule.

b.    Retainer for study hold.   In the event of a cessation of all activities of more than two (2) continuous weeks in the commencement or progress of a Study, whether for a study hold or other reason not caused by Premier, during which Client wishes to retain some or all members of the project team, Premier will charge a reasonable fee to retain the selected members of the project team.  The fee will be based on then current hourly rates of retained staff, multiplied by the average projected weekly commitment of each such employee for the period of the suspension of Services, not to exceed 40 hours per member per week.  In addition, when the period of suspension is over, the Client will pay costs incurred in retraining CRAs or other staff which were not retained during the period of the suspension of Services.

c.    Rebate and Discounts.  The terms of Exhibit D, Volume Rebate and Non-Competitive Award Discounts shall apply, in the manner described therein.

3.2    Pass-Through Budget

a.    Pass-Through Expenses.  Pass-Through Expenses, include, but are not limited to, expenses for central labs, packaging and distribution of medication, printing and distribution of Case Report Forms, Institutional Review Board submission fees, (exclusive of investigator grants and reconciliation which are addressed in Section 3.3 below), incurred by Premier in the conduct and performance of the Services will be passed on without mark-up to Client for payment.

b.    In order to provide funding for Pass-Through Expenses,  Client will make an initial payment to Premier of an amount described in the Work Order, at such time as shall be delineated in the Work Order.  Premier will submit to Client monthly invoices for amounts incurred during the relevant billing period.  The initial payment will be retained by Premier until the completion of the Services, at which time a reconciliation of expenses will be done to ensure that Client pays for only those expenses actually incurred.  The initial payment, if any, will then be applied to the final invoice, if unpaid, and any remaining initial payment will be refunded to Client within thirty (30) days from the date of the final reconciliation.

c.    Client will reimburse reasonable and necessary travel expenses incurred by Premier employees in support of a Work Order, always in accordance with Premier’s applicable Travel and Expense Policy (to be provided upon request), as shown on monthly invoices.  Each invoice will include, as necessary, a summary of all Pass-Through Expenses.

3.3    Investigator Grants and Reconciliation

In order to provide for timely payments to Investigators and/or Trial Sites,  Client will make an initial payment to Premier of such amounts as are delineated in the Work Order. Premier will use the initial funds to make payments, in accord with the terms of the applicable Clinical Trial Agreement.   Premier will submit to Client invoices in advance for estimated amounts to be paid to ensure that adequate funds are available to pay such fees and expenses.  Client agrees that Premier will not make payments without sufficient funds available.  The initial payment will be retained by Premier until the completion of the payments needed to pay such fees and expenses as outlined in the Clinical Trial Agreement. Once all fees and expenses have been paid, Premier will do a final reconciliation of all expenses to ensure that Client pays for only those expenses actually incurred.  The initial payment, if any, will then be applied to the final invoice, if unpaid, and any remaining initial payment will be refunded to Client within thirty (30) days from the date of the final reconciliation.  Bank charges or any other reasonable costs associated with making payments pursuant to Clinical Trial Agreements will be passed through to Client.

3.4    Invoices

a.    Premier will submit invoices to Client according to the Payment Schedule described in the Work Order, accompanied by an itemized list of Services or Milestones achieved, and Pass-Through Expenses incurred.  Premier will supply additional detail about any charges at Client’s request.  Any final payments specified in the Work Order will be invoiced upon completion of the project and delivery to Client of any final study databases, reports or other Deliverables as specified in the Project Specifications. Client shall have no obligation to pay Premier fees or reimburse expenses if these were incurred more than 365 days prior to first being invoiced to Client.

b.    All invoices under this Agreement will be forwarded to the Client representative designated in the relevant Work Order.

c.    All payments under this Agreement will be remitted to the Premier representative named in the Work Order, to the address and in the manner set forth in the Payment Schedule of the applicable Work Order.  Timely payments of amounts due for undisputed Services and Pass-Through Expenses shall constitute a condition precedent to Premier’s continued performance of its obligations under this Agreement.

3.5    Payment Terms

Client agrees to pay for Services and Pass-Through Expenses in accordance with the Payment Schedule outlined in each Work Order or associated Amendment.  All fees for Services and Pass-Through Expenses are exclusive of VAT (including non-refundable VAT), local taxes, charges or remittance fees, which Client will pay when applicable. Client will pay for all Services, Pass-Through Expenses and other correctly invoiced items, all at cost without further charge up, within thirty (30) days of invoice receipt, unless otherwise stated in a start-up agreement or Work Order, which may include different payment terms.  All payments will be made in the currency noted in the Payment Schedule of the Work Order.  Client will provide prompt notice to Premier of any disputed items in an invoice, and the Parties will work together to resolve the dispute in good faith and expeditiously according to Paragraph 27 (“Dispute Resolution”).  In the event that disputed items are not resolved after resorting to the dispute resolution process, Premier reserves the right, at its sole discretion to suspend performance of the Services until such time that the overdue amounts are paid. Premier reserves the right to suspend work in the event that any undisputed invoices have not been resolved within thirty (30) days of the notification of the dispute.  In addition, each Party shall be entitled to reimbursement from the other Party for any unpaid amount (including attorneys’ fees and court costs) incurred with respect to collection of overdue invoices that are not the subject of a bona fide dispute between the Parties.

3.6    Exchange Rate Fluctuation

This provision will be applicable only when Premier performs Services in a region with a currency ("Local Currency") that is different than the currency used for payment within the Work Order. Client and Premier agree that neither Client nor Premier should benefit or be disadvantaged by material variations in foreign currency exchange rates used in developing the budget for a Work Order or an Amendment (“Original Rates”) and the Local Currency rates on the dates of actual invoices, as published on OANDA.com.

Either Party may request a revision to the Original Rates if the Local Currency rates both one hundred and eighty (180) days in the past and the Local Currency rates at the time of the request vary from the Original Rates in an amount greater than +/- 5% ("Difference"). The Parties will negotiate in good faith to enter into an Amendment revising the Project Budget and Payment Schedule to reflect the allocation of the Difference and specifying new Original Rates. Any such revision will be based on the current Local Currency rates. Currency rates will be adjusted no more than twice per year.  The currency revision will be applicable to billings invoiced after the date of the request for a revision of future billings. No such changes will have a retroactive effect to invoices paid prior to the request for currency adjustment. In the event Premier incurs a pass-through cost in a currency other than the contract currency, the Parties shall determine the amount payable based on an average conversion rate as reported on Oanda.com in the prior month.

3.7    Long Term Studies

In cases where the project duration exceeds twelve (12) months, Premier reserves the right on each anniversary of the Effective Date of each Work Order to increase its fees for Services by reference to the Mercer’s wage inflation report published by Mercer and shared with Client, if the average salary increase for the United States exceeded [***] for the preceding calendar year.  The survey information will be used to calculate a reasonable inflation factor relevant to the Budget for Services to reflect the changes in the salaries paid to its employees and other cost increases. An estimate of the increase will be included in each affected Work Order, and the actual increase shall be applied to all invoices and subsequent payments, beginning on the first anniversary of the Effective Date of the affected Work Order.

3.8    Regulatory and Investigative Fees

Client will reimburse Premier for any fees imposed by a regulatory or investigative authority which are imposed as a result of Premier’s engagement by Client and which are not included in the Budget for Services.  Hourly costs of Premier’s staff time in handling such regulatory or investigative fees or inquiries will be charged at Premier’s then current hourly rates.  Such fees and costs may include, without limitation:

a.    any fee or charge imposed by the FDA pursuant to 21 CFR §20.45;

b.    Generic Drug User Fees (imposed by the Generic Drug User Fee Amendments of 2012); or Premarket Approvals (“PMAs”), Product Development Protocols (“PDPs”), Biologics Licensing Applications (BLAs for certain medical devices reviewed by FDA's Center for Biologics Evaluation and Research), certain supplements, and Premarket Notification 510(k)s (authorized by the October 26, 2002 the Medical Device User Fee and Modernization Act of 2002);

c.    any fees imposed by the Prescription Drug User Fee Act (“PDUFA”);

d.    costs of responding to inquiries by the Centers for Medicare and Medicaid Services (“CMS”) pertaining to the Physicians Payment Sunshine Act reporting; and

e.    the costs of Premier’s staff time and any expenses, including legal fees, incurred by Premier in responding to an investigation by the US Federal Trade Commission (“FTC”), Securities and Exchange Commission (“SEC”), Financial Industry Regulatory Authority (“FINRA”) or any other regulatory or investigative authority which requires information from Premier about or pertaining to Client’s business, the Services and/or this Agreement.

4.0    Term and Termination

4.1    Term

Unless earlier terminated according to Section 4.2, 4.3, 4.4 or 4.5 below, this Agreement will remain in effect for an initial term of two (2) years from the Effective Date, and thereafter will renew automatically for one (1) year terms unless either Party notifies the other Party of termination of the Agreement no later than sixty (60) days prior to renewal hereof.  In the event of non-renewal by either Party, the term and conditions of this Agreement shall continue to govern any outstanding Work Order or Amendment until completion of the Services described in such Work Order, Amendment, or termination of the Work Order.

4.2    Termination without Cause

Client may terminate the Agreement or any Work Order issued hereunder for any reason upon sixty (60) days written notice to Premier, pursuant to Section 18.  Should Client terminate this Agreement or a Work Order without cause, the termination process and associated fees will be as follows:

a.    Client and Premier will meet promptly but in any event within thirty (30) days of Premier’s receipt of such termination notice to develop a plan for (i) closing down administration of this Agreement; or (ii) closing down the Study which is the subject of the terminated Work Order, which will include transferring any remaining tasks or other responsibilities to Client or its designee.

b.    Client will pay to Premier any unpaid fees for Services or pass-through costs incurred in connection with completed Services up through such termination notice, as well as the Services performed and the pass-through costs incurred in the course of winding down or closing out the terminated Work

Order.  If a Work Order’s payments are based on Milestones achieved, Client will pay for Services performed towards the completion of any Milestone which was not reached at the time of termination.

4.3    Termination by  Client for Cause

Failure of Premier to comply with any of the material terms or conditions of this Agreement or any Work Order will entitle Client to give written notice of default pursuant to Section 18.  If Premier does not cure the default within sixty (60) days of receipt of notice (or for such reasonable amount of time thereafter, if the default is not susceptible of cure within sixty [60] days), this Agreement may be terminated by Client.  Client will pay Premier for all Services properly rendered and Pass-Through Expenses incurred up through the date of notice of default.  As soon as practicable following receipt of notice of termination under this Section 4.3,  Premier will submit an itemized accounting of all incurred Pass-Through Expenses and costs, costs anticipated, and payments received through the date of termination in order to determine a balance to be paid by either Party to the other.  Such balance will be paid by either Party to the other Party within thirty (30) days from the date of termination.  A bona fide dispute over any amounts owed the other party shall not constitute a cause for termination unless the Parties have exhausted all the remedies outlined in Paragraph 27 (“Dispute Resolution”).

4.4    Termination by Premier for Cause

Failure of Client to comply with any of the material terms or conditions of this Agreement or to respond to Premier’s inquiries or requests for information will entitle Premier to give written notice of default pursuant to Section 18.  If Client does not cure the default within sixty (60) days of receipt of notice (or for such reasonable amount of time thereafter, if the default is not susceptible of cure within sixty [60] days), this Agreement may be terminated by Premier, which will cease performance of Services.  The cessation of Services in accordance with this Section 4.4 will not be a default of performance obligations by Premier, nor will it be a breach of this Agreement or any Work Order.  Client will pay to Premier all amounts due and owing for Services performed, Pass-Through Expenses incurred, costs associated with winding up activities, as well as any late fees which may be due, pursuant to Section 3.5 above.

If in the reasonable assessment of Premier, its continued performance of the Services contemplated by this Agreement or any Work Order  could constitute a potential or actual violation of legal, regulatory, ethical or scientific standards, then Premier may terminate this Agreement or any Work Order by giving written notice stating the effective date (which may not be less than sixty [60] days from the notice date) of such termination.  The Parties shall use all reasonable efforts to rectify the alleged violation prior to the end of the sixty (60) day notice period.

4.5    Termination for Other Reasons

Either Party may terminate this Agreement and all Work Orders hereunder, effective immediately upon written notice to the other Party, if the other Party: (i) files a voluntary petition in bankruptcy or has an involuntary bankruptcy petition filed against it, which is not dismissed within thirty (30) days after its institution; (ii) is adjudged as bankrupt; (iii) becomes insolvent; (iv) has a receiver, trustee, conservator or liquidator appointed for all or a substantial part of its assets; (v) ceases to do business; (vi) commences any dissolution, liquidation or winding up; or (vii) makes an assignment of its assets for the benefit of its creditors.  To the extent permitted by law, Client will pay to Premier all amounts due and owing for Services performed, Pass-Through Expenses incurred, costs associated with winding up activities, as well as any late fees which may be due, pursuant to Section 3.5 above.

4.6    Survival

Termination of this Agreement will not relieve the Parties of any obligation accruing prior to such termination.  In addition, Section 3.0 (Payment),  Section 4.0 (Term and Termination),  Section 5.0 (Representations and Warranties),  Section 6.0 (Debarment Certification),  Section 9.0 (Disposition of Computer Files and Study Materials),  Section 10 (Ownership of Data and Intellectual Property).  Section 11 (Confidential Information), Section 13.0 (Indemnification), and Section 16.0 (Non-Solicitation) as well as any other sections which by their nature should survive, will survive termination of this Agreement indefinitely, or for the period of time noted in the specific section.

5.0    Representations and Warranties

5.1    Acknowledgments

Client acknowledges and agrees that the results of the Services to be provided hereunder are inherently uncertain and that, accordingly, there can be no assurance, representation or warranty by Premier that the drug, compound, device or other material which is the subject of research covered by this Agreement or any Work Order issued hereunder can, either during the term of this Agreement or thereafter, will be successfully developed or, if so developed, will receive the required approval by any regulatory authority.

5.2    Mutual Representations

Each of the Parties represents, warrants and covenants to the other that: (i) it is a corporation duly incorporated, validly existing and in good standing; (ii) it has taken all necessary actions on its part to authorize the execution, delivery and performance of the obligations undertaken in this Agreement, and no other corporate actions are necessary with respect thereto; (iii) it is not a party to any agreement or understanding and knows of no law or regulation as of the Effective Date that would prohibit it from entering into and performing this Agreement; (iv) when executed and delivered by it, this Agreement will constitute a legal, valid and binding obligation of it, enforceable against it in accordance with this Agreement’s terms; (v) it is duly licensed, authorized or qualified to do business and is in good standing in every jurisdiction in which a license, authorization or qualification is required for it to perform its obligations under this Agreement; and (vi) it will not enter into any other agreements which would interfere or prevent performance of its obligations described herein.

5.3    Representations and Warranties of Client

a.    Client represents and warrants that it has the right, title and interest in the drug, compound, device or other material which is the subject of research covered by this Agreement or any Work Order (whether such right, title and interest is held solely by Client or jointly with others), and that it has the legal right, authority and power to enter into this Agreement and to perform each Study which is the subject of a Work Order issued hereunder.

b.    Client represents, that, to the best of its knowledge, all Client materials, including without limitation, any study drug, supplied under this Agreement, and Premier’s use of same as permitted under this Agreement, shall not infringe any copyright, trademark, trade secret, patent or other intellectual property right of any third party.

c.    Client represents and warrants that all necessary approvals under Applicable Law shall be obtained prior to the shipment of any products, drugs, or devices (the “Products”), and that all Products have been manufactured according to Good Manufacturing Practice (“GMP”), and any other Applicable Laws. In any event, the Products will be shipped, properly packaged and labeled, to Premier for distribution or directly to the Trial Sites by Client or its representative.

d.    If Client requires Premier to use MedDRA to code, analyze or report data for a Study, Client represents and warrants that it has a current and valid license agreement with the Maintenance and Support Services Organization (“MSSO”) to use MedDRA.  Furthermore, if Premier is required to use WHO Drug, WHO Herbal or WHO ART for coding of data, Client warrants and represents that it has a current and valid license agreement with The Uppsala Monitoring Centre for the dictionaries which Premier will be required to use.  If Client does not currently have such licenses, it represents and warrants that such licenses will be in place prior to the delivery of data by Premier which is coded using these dictionaries.  Premier will not be liable to Client for use of data coded without proper licensing, and Client will hold Premier harmless in these occasions.  In the event Client requests that Premier perform services which require Premier to distribute MedDRA terminology or WHODrug dictionary to third parties, Client shall be responsible for ensuring that all such third parties possess the necessary MedDRA and/or Uppsala Monitoring Centre product licenses.

5.4    Representations and Warranties of Premier

a.    Premier represents and warrants that the personnel assigned to perform Services rendered under this Agreement will be properly trained, qualified and capable professionally in their subject matter.

b.    Premier further represents and warrants that it will make available to Client or to the responsible regulatory authority relevant records, programs, and data as may be reasonably requested by Client for purposes related to filing and prosecution of Client's related new drug applications; provided such request is consistent with all Applicable Laws that protect confidentiality of personal data.

c.     No Conflict.  Premier represents and warrants to Client that it is not a party to any agreement or under any condition which would create a conflict of interest or would prevent it from fulfilling obligations under this Agreement and that during the term of this Agreement it will not without first obtaining the written permission of Client (which permission shall not be unreasonably withheld), enter into any agreement and/or arrangement which would create a conflict of interest for it in performing any Services.  A “conflict of interest” shall mean management of a study for a different client of Premier, which would compete for recruitment of subjects to be enrolled under a  Protocol, including any study in the same patient population defined by Protocol eligibility criteria during the active enrollment period of the Study.

5.5    No Other Warranties

The Parties’ warranties and representations contained in this Agreement are in lieu of all other warranties expressed or implied.

6.0    Debarment Certification

a.    Premier certifies that it has not been debarred under Section 306 of the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. §335(a) or (b) or any equivalent local law or regulation.  In the event that Premier becomes debarred, Premier will notify Client immediately in writing.

b.    Premier certifies that it has not used and will not use in any capacity the services of any individual, corporation, partnership, or association which has been debarred under Section 306 of the Federal Food, Drug and Cosmetic Act, 21 U.S.C §335(a) or (b) or any equivalent local law or regulation.  In the event that Premier becomes aware of or receives notice of the debarment of any individual, corporation, partnership, or association providing services to Premier, which relate to the Services being provided under this Agreement, Premier will notify Client immediately in writing.

7.0    Audit and Inspections

7.1    Audit by Client

a.    Routine Audits.  During the term of this Agreement, Premier will permit representatives of Client who are not competitors of Premier to examine, at a reasonable time during normal business hours and subject to at least ten (10) business days prior written notice to Premier: (i) the facilities where the Services are being, will be or have been conducted; and (ii) related study documentation.  The purpose of such audit will be to enable Client to confirm that the Services are being or will be or have been conducted in conformance with applicable standard operating procedures, a specific Work Order, this Agreement and in compliance with Applicable Laws and regulations.  Client shall pay the reasonable costs of any such audits, including the costs of time spent by Premier employees in preparation and attendance at the audit.  Routine audits will be limited to one per calendar year.  Premier will provide copies of any materials reasonably requested by Client during such audit.  Premier will, at its own costs and expense, implement all reasonable modifications that prove necessary subsequent to the findings of the audit made by or on behalf of Client.

b.    “For cause” audits.  During the term of this Agreement, Client shall have the right to conduct “for cause” audits in the event of a reasonable suspicion that Premier is not performing the Services correctly or in conformity with applicable standard operating procedures, a specific Work Order, this Agreement or Applicable Laws.  Client will only pay the costs of time spent by Premier employees in preparation and attendance at the audit if the audit does not result in a finding that Premier performance was materially deficient, and that corrective action is required.  Premier will cooperate fully in such audit and will provide copies of any materials reasonably requested by Client during such audit.

7.2    Inspection by Regulatory Authorities

During the term of this Agreement, each Party will permit regulatory authorities to examine, (i) the facilities where the Services are being conducted; (ii) study documentation; and (iii) any other relevant information, including information that may be designated by one or both of the Parties as confidential, which is reasonably necessary for Regulatory Authorities to confirm that the Services are being conducted in compliance with Applicable Laws.  Each Party will immediately notify the other Party if any Regulatory Authority schedules, or without scheduling, begins an inspection that relates to the Services or to the Parties’ respective obligations hereunder.

Premier shall timely provide Client with a copy of any inspection report related to the Services pursuant to this Agreement.  Client shall be responsible for all reasonable costs and expenses related to Premier’s hosting of audits by Regulatory Authorities and any other obligations set forth in this Section if not otherwise included in the Work Order or Amendment.

8.0    SERIOUS BREACH

a.    “Serious Breach” is defined as a deviation from a clinical trial protocol and/or GCP which is likely to affect to a significant degree, the safety and rights of a study subject or the reliability and robustness of the data generated in the clinical trial.  This includes a breach which is more than a technical deviation of the trial protocol or GCP.   Serious Breaches may include (a) material deviations from the conditions and principles of GCP and/or (b) significant deviations from the protocol, which are likely to affect to a significant degree: (i) the safety or physical or mental integrity of the Study subjects of the clinical trial; or (ii) the scientific value or integrity of the clinical trial.

b.    Premier will notify Client in writing of any Serious Breaches within forty-eight (48) hours of discovery.

c.    Upon notification from Premier of a Serious Breach Client shall:

    i.    inform Premier of its intended course of action; and

    ii.    inform the relevant IRB or regulatory authority (for example, MHRA, FDA), if appropriate and required by Applicable Laws.

d.    Client shall primarily be responsible for all notifications to all applicable regulatory authorities. However, Premier may also notify the Client in writing of any such Serious Breach if, in its opinion, such reporting is required by regulation or ethical obligation (regardless of whether or not the Client has chosen to inform the regulatory authorities).

9.0    Disposition of Computer Files and Study Materials

Premier will take reasonable and customary precautions, including periodic backup of computer files, to prevent the loss or alteration of Client's Study Data, documentation and correspondence.  Upon expiration or termination of each Work Order, Premier will deliver to Client all Client Information, defined below in Section 11.1, in its possession unless Client directs otherwise.  Client may communicate any special request for the disposition or storage of Study-related materials and/or data in writing to Premier, and Client will bear all costs incurred by Premier in complying with any such written requests.  Premier will provide a written estimate to Client, and Client will provide written approval of all such costs prior to any action by Premier.

In the event that Client requests Premier to retain Study-related materials or Client Information on Client’s behalf beyond the expiration or termination of each Work Order (hereinafter the “Archive”), reasonable costs for creating and maintaining the Archive will be included in the affected Work Order.

During the Archive term, Client remains fully responsible for the hosting and conduct of any inspection activities performed by Regulatory Authorities as described in Section 7.2.  Client will immediately notify Premier if any Regulatory Authority schedules, or without scheduling, begins an inspection that relates to the Archive.  Premier will facilitate access to the Archive for inspection purposes as instructed by Client.    Client may request Premier to provide hosting and conducting of any inspection activities during the Archive term,  if agreed to in writing by both Parties.  Client remains responsible for all reasonable costs and expenses related to Premier’s hosting of inspection activities by Regulatory Authorities during the Archive term.

Notwithstanding anything to the contrary in the preceding paragraph, Premier shall be entitled to retain in confidence (i) one (1) business copy of Client Information and all materials created by Premier containing Client Information, including, without limitation, notes and memoranda, solely for the purpose of administering Premier’s obligations under this Agreement; and (ii) Client Information contained in Premier’s electronic backup files that are created in the normal course of business pursuant to Premier’s standard protocol for preserving its electronic records.  All such records will be subject to the terms of Section 11 below, on Confidentiality.

10.0    Ownership of data and intellectual property

All data (including, without limitation, written, printed, graphic, video and audio material, and information contained in any computer database or computer readable form) generated by Premier in the course of conducting the Services or related to the Services or Client Information (hereinafter the “Data”) will be Client’s sole and exclusive property worldwide.  Any copyrightable work created in connection with performance of the Services and contained in the Data will be considered work made for hire, whether published or unpublished, and all rights therein will be the property of Client as employer, author and owner of copyright in such work.

[***]

11.0    Confidential Information

11.1    Client Confidential Information

a.    Client may disclose confidential information to Premier during the course of this Agreement.  All information provided by or on behalf of Client, and all data collected by Premier during the performance of the Services are deemed to be the confidential information of Client (hereinafter referred to as “Client Information”).  Premier will not disclose Client Information to any person other than its Affiliates and its and their employees, agents, independent contractors, Investigators, Trial Sites and Subcontractors who reasonably need to know such Client Information for performance of the Services, and Premier and its Affiliates and their respective employees, agents, Investigators, Trial Sites, Subcontractors and independent contractors involved in the Services or use any such information for any purpose other than the performance of Services without the prior written consent of Client, except that Premier may share Client Information with Client’s Affiliates, if requested by Client.

b.    Premier will ensure that its and its Affiliates’ employees, agents, Subcontractors and independent contractors involved in the performance of the Services will comply with terms substantively similar to the confidentiality and non-use provisions of this Agreement.  Contracts with Trial Sites will include confidentiality provisions no less restrictive than these terms herein.  Premier will disclose Client Information only to those of Premier’s  or Client’s Affiliates, and their respective employees, agents, Subcontractors, Investigators, Trial Sites and independent contractors who reasonably need to know Client Information for the purposes of carrying out a Work Order.

c.    Premier will exercise due care to prevent the unauthorized disclosure and use of Client Information.

d.    This confidentiality,  nondisclosure and nonuse provision will not apply to Client  Information that Premier can demonstrate by competent evidence:

i.    was known by Premier before the Effective Date or which is independently discovered, after the Effective Date, without the aid, application or use of Client  Information, as evidenced by dated written records;

ii.    was in the public domain at the time of receipt of Client Information or subsequently became publicly available through no omission or action of Premier or its Affiliates or their respective employees, agents, Investigators, Trial Sites, Subcontractors or independent contractors; or

iii.    was disclosed to Premier on a non-confidential basis by a third party authorized to disclose it.

e.    In no event will either Party be prohibited from disclosing confidential information of the other Party to the extent required by law to be disclosed, provided that the disclosing Party provides the non-disclosing Party with written notice thereof, prior to disclosure, to the extent reasonably practicable, discloses only what is required to be disclosed by law or regulation, and, at the non-disclosing Party’s request and expense, cooperates with the non-disclosing Party’s efforts to obtain a protective order or other confidential treatment of the confidential information required to be disclosed.

11.2    Premier Confidential Information

Client acknowledges and agrees that business processes, contract terms, prices, procedures, policies, methodologies, systems, computer programs, software, applications, databases, proposals and other documentation generally used by Premier and not developed or modified solely for Client are the exclusive proprietary and confidential property of Premier (hereinafter “Premier Information”).  Client agrees that all Premier Information, along with any improvement, alteration or enhancement made thereto during the course of the performance of the Services, will be the exclusive proprietary and confidential property of Premier, and will be subject to the same degree of protection by Client as is required of Premier to protect Client Information.

12.0 Data Protection

The Parties shall undertake to comply with all applicable regulations on Personal Data processing (“Data Privacy Laws”), including but not limited to; orders and authorizations of any Data Protection Authority, the national and international legislation on clinical trials, and the specific provisions applicable to studies, the Standards for Privacy of Individually Identifiable Health Information (“Privacy Rule”) under the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), and the Regulation (EU) 2016/679 (hereinafter referred to as the “GDPR”).

Capitalized terms used in this section have the meaning set forth below or otherwise defined in this Agreement:

"Data Controller" in this case, refers to Client and its authorized persons, which determine the purposes and means of processing of Personal Data.

"Data Processor" means Premier or any other entity that processes Personal Data on behalf of the Data Controller and under its control.

“Data Protection Authority” means the relevant data protection supervisory authority in each country that the Services take place in.

“Member State” means any relevant member state of the European Union (“EU”) or European Economic Area (“EEA”) from time to time.

“Model Clauses” means the Standard Clauses for the Transfer of Personal Data to Processors in Third Countries under the Directive approved by Commission Decision of February 5, 2010, including Appendices 1 and 2 thereto.

“Personal Data” means any information relating to an identified or identifiable natural person; an identifiable or identifiable natural person (a “Data Subject”) is one who can be identified, directly or indirectly, in particular by reference to an identification number or to one or more factors specific to his/her physical, physiological, mental, economic, cultural or social identity.

“Personal Data Breach” means a breach of security leading to the accidental or unlawful destruction, loss, alteration, unauthorized disclosure of, or access to, personal data transmitted, stored or otherwise processed

“Subprocessor” means any third party (other than Premier’s employees), appointed in accordance with this Agreement, that processes Personal Data on behalf of Premier in order to provide the Services.

“Transfer”, “Transferred” or “Transferring” means, whether by physical or electronic means, across national borders, both (a) the moving of Personal Data from one location or person to another, and (b) the granting of access to Personal Data by one location or person to another.

Premier will (and ensure that any Subprocessor acting under Premier’s authority will):

(a)    Process the Personal Data only (i) as needed to provide the Services, (ii) in accordance with the specific documented instructions Premier has received from Client, including with regard to any Transfers, as set forth in this Agreement or any related Project Agreements/Work Orders, unless required otherwise to comply with any applicable or Member State law (in which case, Premier shall provide prior notice to Client of such legal requirement, unless that law prohibits this disclosure on important grounds of public interest);

(b)    Ensure that persons authorized to Process the Personal Data have committed themselves to confidentiality or are under an appropriate statutory obligation of confidentiality;

(c)    Taking into account the state of the art, the costs of implementation and the nature, scope, context and purposes of processing as well as the risk of varying likelihood and severity for the rights and freedoms of natural persons, Premier shall implement appropriate technical and organizational security measures to ensure a level of security appropriate to the risk;

(d)    Assist Client by appropriate technical and organizational measures, insofar as this is possible, for the fulfilment of Client’s obligation to respond to requests for exercising Data Subjects’ rights to access, correct, delete, restrict processing of, port, or be informed about the processing of their Personal Data, taking into account the nature of the processing;

(e)    At Client’s discretion, anonymize, delete or return all the Personal Data to Client after the end of the provision of Services relating to processing, and delete existing copies unless applicable or Member State laws require Premier to store the Personal Data;

(f)    Maintain all records and provide Client with all information necessary to demonstrate compliance with the obligations laid down in Data Privacy Laws, and allow for and contribute to audits, including inspections, conducted by Client or another auditor mandated by Client, at Client’s expense, provided that Client provides at least 10 business days’ written notice to Premier of an intention to conduct such audit;

(g)    Assist the Data Controller with meeting the other obligations that may be incumbent on the Data Controller according to Data Privacy Laws where the assistance of the Data Processor is implied and where the assistance of the Data Processor is necessary for the Data Controller to comply with its obligations. This includes but is not limited to, at the request to provide the Data Controller with all necessary information about an incident under (k), and all necessary information for an data protection impact assessment;

(h)    Promptly inform Client if, in Premier’s opinion, an instruction infringes Data Privacy Law provisions;

(i)    Not Transfer any Personal Data outside its country of origin (and shall not permit our approved Subprocessors to Transfer any such Personal Data) without the prior consent of Client. Premier will, where Transferring Personal Data originating from the EEA, enter into the Model Clauses with Client governing such Transfer, attached to and executed in this Agreement as Exhibit C, unless another adequacy mechanism for the Transfer exists as stipulated in GDPR Chapter V.  For all other Transfers, Premier will act under the instructions of the Data Controller to ensure that all such Transfers of Personal Data are performed in compliance with Data Privacy Laws, which may include obtaining the consent of the Data Subject for the Transfer, or obtaining authorization from a Data Protection Authority;

(j)    Not share any Personal Data with or engage any Subprocessor without prior specific or general written authorization of Client.  Where such general authorization has been given, Premier will promptly inform Client of any intended changes concerning the addition or replacement of Subprocessors.  In addition, Premier will impose data protection obligations on any Subprocessor that are at least as strong as those in this Agreement. Where the Subprocessor fails to fulfil its data protection obligations, Premier shall remain fully liable to Client for the performance of the Subprocessor’s obligations; and

(k)    Promptly and thoroughly investigate all Personal Data Breaches. Premier will notify Client without undue delay in the event of any known or suspected Personal Data Breach. In addition to any method of notice described in the Agreements, notice of any Personal Data Breach shall also be reported to Client at:

Telephone: [***]

Email: [***]

Premier shall take all necessary steps to eliminate or contain the exposure of Personal Data, and keep Client informed of the status of the Personal Data Breach and all related matters. Premier further agree to provide reasonable assistance and cooperation requested by Client and/or Client’s designated representatives, in the furtherance of any notification to a Data Protection Authority, correction or remediation of any Personal Data Breach and/or the mitigation of any potential damage.

13.0    Publicity

Client may use, refer to and disseminate reprints of scientific, medical and other published articles which disclose the name of Premier consistent with applicable international copyright laws; provided such use does not constitute an endorsement of any commercial product or service by Premier.  Neither Party will disclose publicly or utilize in any advertising or promotional materials or media the existence of this Agreement or its association with the other Party except for disclosure to the Party’s Affiliates, or use of the other Party’s name or the name of any of the other Party’s Affiliates, divisions, subsidiaries, products or investigations without the prior written permission of the other Party; provided, however, that Premier may use the name of Client in its list of customers and may use Client’s logo or trademarks on proposals and presentation specifically prepared for Client.  Premier may use case studies based on the Services in its marketing or promotional materials; provided that such materials make no mention of Client or Client’s products which were the subject of the Services.  Further, either Party may make such public disclosures as it determines, based on advice of counsel, and are reasonably necessary to comply with laws or regulations.

14.0    Indemnification

14.1    Client’s Agreement

a.    Client will indemnify, defend and hold harmless Premier, its Affiliates, and their officers, directors, agents, employees, and independent contractors approved by Client (each a “Premier Indemnitee”) against any claim, suit, action, proceeding, arbitration or investigation, pending or threatened by a third party (each a “Claim”) against a Premier Indemnitee based on, relating to or in connection with the Services, including, but not limited to, court costs, reasonable legal fees, awards or settlements.  Premier will promptly notify Client upon receipt of notice of any Claim for which it intends to seek indemnification hereunder; provided that the failure to give such notice will not relieve Client of its obligations under this Section except to the extent, if at all, it is prejudiced thereby.  Premier will permit Client's attorneys and personnel, at Client's discretion and cost, to handle and control the defense of any such Claim.  In the event that representation of Premier and Client by the same counsel is a conflict of interest for such counsel, Premier may select its own independent counsel, at Premier’s expense, without relieving Client of its obligations under this Section 14.1.

b.    Under no circumstances, however, will Client accept liability, settle or otherwise compromise any Claims subject to indemnification under this Section without prior written consent of Premier, which consent shall not be unreasonably withheld, conditioned or delayed.  Premier will fully cooperate and aid in any such defense.

c.    Client does not agree, and will have no obligation to indemnify, defend, or hold harmless Premier against any Claim to the extent that such Claim arose as a result of Premier’s negligence, recklessness, intentional misconduct or material breach of this Agreement or any Work Order hereunder.  Under such circumstances Premier will repay to Client all reasonable defense costs incurred by Client on its behalf.

14.2    Premier’s Agreement

a.    Premier will indemnify, defend and hold harmless Client, and its employees, officers, and directors against any and all Claims including, but not limited to, reasonable court costs, legal fees, awards or settlements based on or resulting from Premier’s negligence, intentional misconduct, or material breach of this Agreement or any Work Order issued hereunder.  Client will promptly notify, in writing, Premier upon receipt of notice of any Claim for which it intends to seek indemnification hereunder; provided that the failure to give such notice will not relieve Premier of its obligations under this Section except to the extent, if at all, it is prejudiced thereby.  Client will permit Premier’s attorneys and personnel, at Premier’s discretion and cost, to handle and control the defense of any such Claim.  In the event that representation of Client and Premier by the same counsel is a conflict of interest for such counsel, Client may select its own independent counsel, at Client’s expense, without relieving Premier of its obligations under this Section.

b.    Under no circumstances, however, will Premier accept liability, settle or otherwise compromise any claims subject to indemnification under this Section without prior written consent of Client, which consent shall not be unreasonably withheld, conditioned or delayed.    Client will fully cooperate and aid in any such defense.

c.    Premier does not agree, and will have no obligation to indemnify, defend or hold harmless Client against any claim to the extent that such claim arose as a result of Client’s negligence, recklessness, intentional misconduct or material breach of this Agreement or any Work Order hereunder.  Under such circumstances Client will repay to Premier all reasonable defense costs incurred by Premier on its behalf.

14.3    Limits of Liability

Premier’s liability for direct damages hereunder will not exceed the total fees payable by Client to Premier under the applicable Work Order.  In no event will Premier be liable to Client for any indirect, incidental, special, or consequential damages or lost profits arising out of or related to its provision of Services to Client, even if Premier has been advised of the possibility of such damages, except to the extent that such damages result from the gross negligence, recklessness or intentional misconduct of Premier, its employees, independent contractors or agents.

Notwithstanding anything to the contrary in this Agreement or in any Work Order, the Parties agree that Premier shall not be liable for: (i) the lack of efficacy or complications associated with any Study Drug outside of Premier’s control; or (ii) the act of any principal investigator, sub-investigator,  Study coordinator, nurse, nurse-practitioner, pharmacist, or any other employee or consultant licensed to practice medicine or employed by or under agreement with any hospital, clinic, nursing service, site management organization, or other entity which is contracted to be a Trial Site for any study conducted pursuant to this Agreement, even if Premier shall pay, compensate, select, train, contract with or otherwise interact with any of the foregoing.

15.0      Insurance

15.1    Client Insurance

During the term of this Agreement, and for a period of three  (3) years following the termination of this Agreement, Client shall maintain in full force and effect a policy or policies or self-insurance of:

a.    [***]

b.    [***]

c.    clinical trials insurance in compliance with local compulsory requirements. Client will extend this coverage to protect Premier from and against any action or actions for property damage, personal injury or death arising from activities properly undertaken, or undertaken at the express instructions of Client, within the terms of the Agreement.

Premier may from time to time request in writing evidence confirming such insurance.

15.2 Premier Insurance

Premier shall at all times during the term of this Agreement, and for a period of three (3) years following the termination of this Agreement, provide and maintain at its own expense, the following types of insurance:

a.     [***]

b.     [***]

15.3 General Terms

a.    All policies shall be issued by one or more insurance companies rated A- VII or better by the BEST Rating guide or its equivalent.

b.    Such insurance may be provided on a claims-made basis (with the exception of workers compensation and employers’ liability); however, such insurance shall have a retroactive date prior to the date that any work will be performed pursuant to the Agreement, and shall be maintained (or shall have an extended reporting period) of at least three  (3) years after the termination of this Agreement.

c.    In the event that such policies are cancelled, terminated or altered, the insured Party shall endeavor to provide at least thirty (30) days prior written notice to the other Party.

d.    It is agreed and understood that the above limits are minimum required amounts and are not limitations of liability.

16.0    Independent Contractor Relationship

Premier and Client are independent contractors.  Nothing in this Agreement will be construed to create the relationship of partners, joint venturers, or employer and employee between Premier and Client or Premier’s employees.  Neither Party, nor its employees, or independent contractors will have authority to act on behalf of or bind the other Party in any manner whatsoever unless otherwise authorized in this Agreement or a specific Work Order or in a separate writing signed by both Parties.

17.0    Non-Solicitation

Neither Party, during the term of this Agreement and for twelve months thereafter, will, without the prior written consent of the other Party, directly or indirectly solicit for employment or contract, attempt to employ or contract with or assist any other entity in employing, contracting with or soliciting for employment or contract any employee or executive who is at that time employed/contracted by the other Party and who had been employed/contracted by the other Party in connection with one or more Work Orders issued hereunder.  Provided, however, that the foregoing provision will not prevent either Party from conducting solicitation via a general advertisement for employment that is not specifically directed to any such employee or from employing any such person who responds to such solicitation.

18.0    Notices

Except as otherwise provided, all communications and notices required under this Agreement will be mailed or sent via nationally recognized overnight courier to the addresses set forth below, or to such other addresses as the Parties from time to time specify in writing.

If to Premier: Premier Research International LLC 3800 Paramount Parkway, Suite 400 Morrisville, NC 27560-6949 Attention: Chief Commercial Officer Copy to: Senior Vice President, Legal Affairs	If to Client: Cassava Sciences, Inc. 7801 N. Capital of Texas Hwy. Suite 260 Austin, TX 78731 [***]

19.0    Force Majeure

If the performance of this Agreement by Premier or Client is prevented, restricted, interfered with or delayed (either totally or in part) by reason of any cause beyond the control of the Parties (including, but not limited to, acts of God, flood, sabotage, explosion, epidemic, pandemic, weather, war, insurrection, terrorism, cyberattacks, civil strike, governmental laws and regulations imposed after the fact, power failures, riots or extensive power failure), the Party so affected will, upon giving notice to the other Party as soon as is practical, be excused from such performance to the extent of such prevention, restriction, interference or delay; provided that the affected Party will use reasonable efforts to avoid or remove such causes of non-performance and will continue performance whenever such causes are removed.  In the event such failure continues for a period of sixty (60) days or more, either Premier or Client may terminate the applicable Work Order by giving written notice thereof to the other Party.

20.0    Governing Law

This Agreement will be governed in all respects by the laws of the State of Delaware, United States of America without regard to its conflict of laws principles.

21.0    Severability

If any of the provisions or a portion of any provision of this Agreement is held to be unenforceable or invalid by a court of competent jurisdiction, the validity and enforceability of the enforceable portion of any such provision and/or the remaining provisions will not be affected thereby.

22.0    Assignment

Neither Party may assign this Agreement without the prior written consent of the other Party, which consent will not be unreasonably withheld; provided, however, that either Party may assign this Agreement without consent to a successor in interest to substantially all of the business of that Party to which the subject matter of this Agreement relates upon delivery to the other Party of notice of such assignment.

23.0    Waiver

No waiver of any term, provision or condition of this Agreement whether by conduct or otherwise in any one or more instances will be deemed to be construed as a further or continuing waiver of such term, provision or condition or of any other term, provision or condition of this Agreement.

24.0    Entire Agreement

This Agreement, including all Exhibits,  Work Orders, and associated Amendments hereto contains the full understanding of the Parties with respect to the Services and supersedes all existing Agreements, and all other oral, written or other communications between the Parties concerning the subject matter hereof except for the Mutual NonDisclosure Agreement with an effective date of March 22, 2021 made by and between Cassava Sciences, Inc. and Premier Research International LLC.   This prior Mutual Confidentiality Agreement shall only apply to exchanges of confidential information prior to the execution of this Agreement.  This Agreement will not be modified in any way except in writing and signed by a duly authorized representative of Client and an authorized officer of Premier.

25.0    English Language

The Parties hereto confirm that this Agreement as well as any other documents relating hereto, including notices, have been and shall be drawn up in the English language.

26.0    Counterparts

This Agreement may be executed in several counterparts, each of which will be deemed an original but all of which will constitute one and the same instrument.  To the extent that counterparts are in a language other than English, the English language version shall control.

27.0    DISPUTE Resolution

In the event a dispute, claim or controversy relating to this Agreement or any Work Order arises between the Parties, the disputing party shall provide the other party with a written notice of the nature of the dispute, including sufficient detail to allow the other party to evaluate the dispute and negotiate its resolution. The Parties will use all reasonable efforts to amicably resolve the dispute through direct discussions for a period of thirty (30) business days from initial notice of such dispute. The senior management of each Party is committed to respond to any such dispute.

If for any reasons such senior managers do not resolve the matter, then the parties agree to refer the dispute to the CEO of each party. The CEOs shall meet in person or by telephone (including video conferencing) to amicably resolve the dispute in good faith within thirty (30) business days after the matter is referred to them.

If for any reason the CEOs do not resolve the dispute then the parties shall attempt in good faith to settle the dispute through mediation conducted by a mediator to be mutually selected by the parties.  Mediation will be with one (1) mediator in accordance with the Mediation Procedure established by the International Institute for Conflict Prevention and Resolution, as such procedure may be modified by mutual written agreement of the parties.  Each party shall pay for its own costs and the parties shall share the costs of the mediation, including the fee of the mediator, equally.  Each party agrees to continue to perform its obligations hereunder in good faith during the pendency of the mediation. All communications, both written and oral, will be as confidential.

In the event of a breach by either Party of the terms of this Agreement, the other Party shall be entitled, if it shall so elect, to institute legal proceedings to obtain damages for any such breach, or to enforce the specific performance of this Agreement and to enjoin the breaching Party from any further violation of this Agreement and to exercise such remedies cumulatively or in conjunction with all other rights and remedies provided by law.

28.0    AMBIGUITIES

Each Party has participated fully in the review and revision of this Agreement.  Any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not apply in interpreting this Agreement. The language in this Agreement shall be interpreted as to its fair meaning and not strictly for or against any Party.

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the day and year first written above.

Premier Research International LLC	Cassava Sciences, Inc.

Name: Sean Russell	Name: Remi Barbier

Title: Chief Commercial Officer	Title: President & CEO

Date: June 14, 2021	Date:June 11, 2021

Authorized Signature:	Authorized Signature:

/s/ Sean Russell	/s/ Remi Barbier

LIST OF EXHIBITS

Exhibit A:	Form of Work Order
Exhibit B:	Form of Amendment
Exhibit C:	Data Processor Agreement
(Standard Contractual Clauses 2010/87/EC)
Exhibit D:	Volume Rebate and Non-Competitive Award Discounts
Exhibit E:	Client Signatory Authorization

EXHIBIT A:

FORM OF WORK ORDER

Work Order Number: _____

Client Project Number: _________

    This Work Order #___ (“Work Order”) is made and entered into on <Month> <Day>, <Year>, (the” Effective Date”), by and between <Client>, a corporation of _______ with offices at <Location> (“Client”) and Premier Research ___________________,  with offices at __________________________ (“Premier”).

    WHEREAS, Client and Premier have entered into that certain Master Services Agreement for dated the <day> of <month>, 201_ (the “Agreement”);

    WHEREAS, pursuant to the Agreement, Premier has agreed to perform certain Services in accordance with Work Orders from time to time entered into by the Parties, as more fully provided in Section 2 of the Agreement, and Client and Premier now desire to enter into such a Work Order; and

    WHEREAS, Premier and Client desire that Premier provide certain Services pertaining to __________________________, (the “Study”) for the study of the drug <device> ___________________________ (“Study Drug”) as set out in the Protocol titled: ________________, which is incorporated herein by reference.

    NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Parties hereby agree as follows:

1.    Project Specifications.  Premier will perform the services described in the Project Specifications, attached hereto as Appendix A, in accordance with the Project Schedule, attached hereto as Appendix B and any other documents attached to this Work Order (“Services”).

2.    Compensation.  For performance of the Services, Client will pay to Premier the amounts described in the Budget for Services and Pass-Through Budget set forth in Appendix C, which amounts will be payable pursuant to the Payment Schedule set forth in Appendix D.   Ad hoc consulting services, provided by Premier’s medical, regulatory or experts will be charged on a time and materials basis, unless such services are included in the Budget for Services.

2.1.      A payment plan inclusive of an initial payment element of the total Budget for Services estimate, inclusive of Pass-Through Expenses is included in the Payment Schedule.  The initial payment for Pass-Through Expenses is considered as an advance payment and shall be taken into account with the final payment(s) upon completion of the Services.  <Insert Client VAT number in Payment Schedule in Appendix D, if applicable>

2.2.     Initial payment invoices are due immediately upon execution of this Work Order.  All payments are to be made in accordance with the Agreement and due within thirty (30) days of invoice date.

3.    Subcontractors.

(a) Client-Selected Subcontractors. Client request Premier to use the following Client –Selected Subcontractors as provided in Section 2.4 (a) of the Agreement to be used during this Study:

Subcontractor Type	Name of Subcontractor

(b) Premier-Selected Subcontractors. Premier shall use the following Subcontractors as provided in Section 2.4 (c) of the Agreement during this Study:

Subcontractor Type	Name of Subcontractor

4.     Personal Data. Premier is authorized to process, in accordance with the Agreement and on behalf of the Client, the necessary Personal Data for providing the Services.  The Personal Data to be processed pursuant to this work order is as described in the table below:

Data categories	Type of Data Subjects
	Professional contacts e.g. Investigators, site staff, Client personnel	Trial subjects e.g. patients
Identification data (e.g. name, surname, date of birth, initials)	Yes	Yes (limited*) / No
Government issued identification (e.g. medical records number, social security number, passport)	Yes / No	Yes (limited to travel arrangement purposes) / No
Contact data (e.g. address, phone, e-mail etc.)	Yes (professional)	Yes (limited to travel arrangements purposes) / Yes (limited to cell phone SMS for medication reminders) / No
Technical data (e.g. IP address, event logs)	Yes	No
Professional data (e.g. qualification & training, including in a form of curriculum vitae(s)	Yes	No
Business related data (e.g. performance and evaluation data, opinions about individual team members)	Yes / No	No
Economic and financial data (e.g. accounting details and sunshine/transfer of value details)	Yes	No, except for health economics research if part of the Study
Legal data (e.g. any suspicion of fraud or bribery)	Yes	No

Data conveying information about personal life

(e.g. relationship status and next of kin/legal guardian, quality of life questionnaires, potentially including questions about sex life, leisure activities, highest qualification held, etc.)

	No	Yes / No
Demographic data (e.g. gender, socio-economic class)	No	Yes / No
Data conveying information about origins (e.g. race, ethnicity etc.)	No	Yes (where permitted) / No
Health data (e.g. disease, treatments, health images etc.)	No	Yes
Biometric data (e.g. measurements, photographs allowing facial recognition, fingerprints, retinal scans)	No	Yes / No
Genetic data (e.g. somatic or germ line mutations etc.)	No	Yes / No
Data about children (e.g. where the trial subject is a pediatric patient)	No	Yes / No

*Collection of identification data related to patients and other research participants is limited according to national law.  In some countries the date of birth and initials are collected, but in other countries only the year of birth may be collected.  Information will only be collected in accordance with national laws, therefore there may be variance in scope of personal data collected.  In all cases, access to fully identifiable information is possible only by the authorized on-site staff and monitors only for the source data verification.

The nature of operations carried out on the Personal Data is processing related to the provision of the Services including, but not limited to; collection, analysis, storage, transfer to data centers in the United States, onward transfer to Client and regulatory bodies, aggregation for purposes of publishing study results, archiving and destruction at the end of the retention period required by law and Client.

The purpose of the processing is to provide Services in connection with facilitating the Study.

The categories of data subjects are clinical trial subjects, prospective site personnel (investigators, coordinators, nurses etc.), site personnel, clinical trial subject relatives (career, legal guardian, emergency contacts), employees of Client, Vendors, other research partners, and Subcontractors.

Name and Contact Details of Client Data Protection Officer (or equivalent):

<name>

<Address>

<Phone>

<E-mail>

Name and Contact Details of Client Data Protection Representative (if applicable):

<name>

<Address>

<Phone>

<E-mail>

Client has issued the following instructions for data retention:

(Pick one)

☐        Option 1:  Premier shall deliver the official copy of Client Information to Client at the end of the Services and will keep a business copy in archive, subject to Section 11 (Confidentiality) of the Agreement.

☐        Option 2:  Premier shall deliver the official copy of Client Information to Client at the end of the Services and will delete our copy 90 days after confirmation of delivery, at the Client’s cost, as agreed upon in this Work Order. (Please note we will not be able to respond to any future queries etc.)

☐        Option 3:  Premier shall deliver a copy of Client Information to Client at the end of the Services and will continue to provide ongoing hosting services in the Archive for the official copy of Client Information, at the Client’s cost, as agreed upon in this Work Order.

Any other specific instructions relating to data processing: ________________________

5.    Designated Contact Person.  The Premier Project Manager <or other designation for this project> who will oversee the Services in accordance with the Agreement is:

 <name>

< title>

<Address>

<Phone>

<E-mail>

6.    Term and Termination.  The term of this Work Order will commence upon its execution by Premier and Client, and will continue until completion of the Services described in Appendix A; provided, however, that either Party may terminate this Work Order in accordance with Section 4 (Term and Termination) of the Agreement.

7.    Incorporation by Reference; Conflict.  The provisions of the Agreement are hereby expressly incorporated by reference into and made a part of this Work Order.   In the event of a conflict between the terms and conditions of this Work Order and those of the Agreement, the terms of the Agreement will take precedence and control; provided however, in event of conflicts between the Work Order and Section 3.0 (Payment) and Section 4.0 (Term and Termination) of the Agreement, the Work Order shall control.

IN WITNESS WHEREOF, the Parties have executed this Work Order effective as of the day and year first written above.

Premier Research ______________            <Client>

Authorized Signature:                                                        Authorized Signature:

FORM ONLY – DO NOT SIGN                FORM ONLY – DO NOT SIGN

Name                                                                                    Name:

___________________________                                      ___________________________

Title:                                                                                     Title:

________________________________                              ________________________

Date:                                                                                     Date:

__________________________________                       __________________________

List of Appendices

Appendix A:	Project Specifications
Appendix B:	Project Schedule
Appendix C:	Budget for Services and Pass-Through Budget
Appendix D:	Payment Schedule
Appendix E:	Client Signatory Authorization

EXHIBIT B

FORM OF AMENDMENT

AMENDMENT #__

Work Order No_____, Protocol #

THIS AMENDMENT #_ (“Amendment #_”), dated <Month> <Day>, <Year> (the “Effective Date”), is by and between <Client>, a corporation of _______ with offices at <Location> (“Client”) and Premier Research __________________________,  together with its Affiliates, with offices at _____________________________________   (“Premier”).

WHEREAS, under the terms of a certain Master Services Agreement (the “Agreement”), dated the ___ day of _______, 201_ by and between the Parties, Client agreed to retain Premier, and Premier agreed to be retained by Client, to perform the Services as more particularly described in the Agreement pursuant to the terms of Work Orders to be issued from time to time;

WHEREAS, the Parties have entered into Work Order No. _ pursuant to the terms of the Agreement (“Work Order”); and

WHEREAS, the Parties hereto have entered into certain additional agreements with respect to modification of the Work Order, and they desire to memorialize such modification in this Amendment #_.

NOW, THEREFORE, in consideration of the premises and of the following mutual promises, covenants and conditions hereinafter set forth, the Parties hereto agree as follows:

1.     Project Specifications.  The Services to be provided by Premier pursuant to the  Work Order are hereby amended by inclusion of the Services described in Amendment Appendix __, “Additional Project Specifications”, which is attached hereto and incorporated herein by reference.

2.     Project Schedule.    The Project Schedule, attached to the Work Order as Appendix __, is hereby stricken and replaced by the Amended Project Schedule, attached hereto as Amendment Appendix__, “Amended Project Schedule”, which is incorporated herein by reference.

3.     Budget and Payment Schedule.    Therefore, the following changes to the Work Order are hereby made:

a.    The Budget for Services, attached to the Work Order as Appendix _, is hereby stricken and replaced by the “Amended Budget”, attached hereto as Amendment Appendix _, which is incorporated herein by reference.

b.    The Payment Schedule, attached to the Work Order as Appendix __, is hereby stricken and replaced by the “Amended Payment Schedule”, attached hereto as Amendment Appendix __, which is incorporated herein by reference.

4.     Designated Contact Person.  The Designated Contact Person assigned to this Study has changed.  Therefore, the name of the Designated Contact Person is hereby stricken and replaced by <name, title, contact>.

5.    Ratification of Balance of Agreement.  In all other respects, the terms of the Work Order are hereby ratified and affirmed by each of the Parties hereto.

6.    Headings.  The headings in this Amendment #__ are for convenience of reference only and will not affect its interpretation.

IN WITNESS WHEREOF, the Parties have executed this Amendment #__ effective as of the day and year first written above.

Premier Research __________________            <Client>

Authorized Signature:                                                             Authorized Signature:

FORM ONLY – DO NOT SIGN                FORM ONLY – DO NOT SIGN

Name                                                                         Name:

___________________________                                         ___________________________

Title:                                                                                     Title:

________________________________                               ________________________

Date:                                                                                     Date:

__________________________________                          __________________________

List of Appendices:

Amendment Appendix A: Additional Project Specifications

Amendment Appendix B: Amended Project Schedule

Amendment Appendix C: Amended Budget

Amendment Appendix D: Amended Payment Schedule

EXHIBIT C:

DATA PROCESSOR AGREEMENT
(STANDARD CONTRACTUAL CLAUSES 2010/87/EC)

For the purposes of Article 26(2) of Directive 95/46/EC for the transfer of personal data to processors established in third countries which do not ensure an adequate level of data protection, this Data Processor Agreement is between

(i) Cassava Sciences, Inc., a Delaware corporation with its principal address at 7801 N. Capital of Texas Hwy, Suite 260, Austin, TX  78731 (hereinafter “Data Exporter”) and

(ii) Premier Research Group Ltd with its principal place of business at 250 South Oak Way, Green Park, Reading, Berkshire, RG2 6UG, United Kingdom for itself and on behalf of all of the entities listed at Appendix 3 hereto; and

(iii) Premier Research International LLC a Delaware limited liability company with its principal place of business at 3800 Paramount Parkway, Suite 400, Morrisville, NC 27560-6949;

(entities in part (ii) and (iii) collectively hereinafter “Data Importers” or each entity individually a “Data Importer”);

each a “party”; together “the parties”.

WHEREAS, the parties wish to permit the transfer of Personal Data to the United States or other non-EEA countries for processing and appropriate purposes;

WHEREAS, the parties wish to ensure adequate protections for such Personal Data and address appropriate safeguards;

THE PARTIES have entered into this Data Processor Agreement (“DP Agreement”) with standard contractual clauses in order to adduce adequate safeguards with respect to the protection of privacy and fundamental rights and freedoms of individuals for the transfer by the Data Exporter to the Data Importer of the Personal Data specified in Appendix 1.

1.    Definitions. For the purposes of the clauses:

1.1.    “Personal Data”, “Special Categories of Data/Sensitive Data”, “Process/Processing”, “Controller”, “Processor”, “Data Subject” and “Supervisory Authority/Authority” shall have the same meaning as in Directive 95/46/EC of the European Parliament and of the Council of 24 October 1995 on the protection of individuals with regard to the processing of personal data and on the free movement of such data;

1.2.    “Data Exporter” shall mean the Controller who transfers the Personal Data;

1.3.    “Data Importer” shall mean the Processor who agrees to receive from the Data Exporter Personal Data intended for Processing on his behalf after the transfer in accordance with his instructions and the terms of this DP Agreement and who is not subject to a third country’s system ensuring adequate protection within the meaning of Article 25(1) of Directive 95/46/EC;

1.4.    “Sub-processor” shall mean any Processor engaged by the Data Importer or by any other Sub-processor of the Data Importer who agrees to receive from the Data Importer or from any other Sub-processor of the Data Importer Personal Data exclusively intended for Processing activities to be carried out on behalf of the Data Exporter after the transfer in accordance with his instructions, the terms of this DP Agreement and the terms of the written subcontract;

1.5.    “Applicable Data Protection Law” shall mean the legislation protecting the fundamental rights and freedoms of individuals and, in particular, their right to privacy with respect to the Processing of Personal Data applicable to a Data Controller in the Member State in which the Data Exporter is established;

1.6.    “Technical and Organisational Security Measures” means those measures aimed at protecting Personal Data against accidental or unlawful destruction or accidental loss, alteration, unauthorised disclosure or access, in particular where the Processing involves the transmission of data over a network, and against all other unlawful forms of Processing;

1.7.    “Clauses” or “Sections” shall mean these contractual clauses, which are a free-standing document that does not incorporate commercial business terms established by the parties under separate commercial arrangements. Individual clauses may be referred to as Section.

2.    Details of the transfer.

The details of the transfer and in particular the Special Categories of Personal Data where applicable are specified in Appendix 1 which forms an integral part of this DP Agreement.

3.    Third Party Beneficiary Clause.

3.1.    The Data Subject can enforce against the Data Exporter this Section, Section 4.2 to 4.9, Section 5.1 to 5.5, and 5.7 to 5.10, Section 6.1 and 6.2, Section 7, Section 8.2, and Sections 9 to 12 as third-party beneficiary.

3.2.    The Data Subject can enforce against the Data Importer this Section, Section 5.1 to 5.5 and 5.7, Section 6, Section 7, Section 8.2, and Sections 9 to 12, in cases where the Data Exporter has factually disappeared or has ceased to exist in law unless any successor entity has assumed the entire legal obligations of the Data Exporter by contract or by operation of law, as a result of which it takes on the rights and obligations of the Data Exporter, in which case the Data Subject can enforce them against such entity.

3.3.    The Data Subject can enforce against the Sub-processor this Section, Section 5.1 to 5.5 and 5.7, Section 6, Section 7, Section 8.2, and Sections 9 to 12, in cases where both the Data Exporter and the Data Importer have factually disappeared or ceased to exist in law or have become insolvent, unless any successor entity has assumed the entire legal obligations of the Data Exporter by contract or by operation of law as a result of which it takes on the rights and obligations of the Data Exporter, in which case the Data Subject can enforce them against such entity. Such third-party liability of the Sub- processor shall be limited to its own Processing operations under the Clauses.

3.4.    The parties do not object to a Data Subject being represented by an association or other body if the Data Subject so expressly wishes and if permitted by national law.

4.    Obligations of Data Exporter. The Data Exporter agrees and warrants:

4.1.    that the Processing, including the transfer itself, of the Personal Data has been and will continue to be carried out in accordance with the relevant provisions of the Applicable Data Protection Law (and, where applicable, has been notified to the relevant Authorities of the Member State where the Data Exporter is established) and does not violate the relevant provisions of that Member State;

4.2.    that it has instructed and throughout the duration of the Personal Data-Processing services will instruct the Data Importer to process the Personal Data transferred only on the Data Exporter’s behalf and in accordance with the Applicable Data Protection Law and this DP Agreement;

4.3.    that the Data Importer will provide sufficient guarantees in respect of the Technical and Organisational Security Measures specified in Appendix 2 to this DP Agreement;

4.4.    that after assessment of the requirements of the Applicable Data Protection Law, the Technical and Organisational Security Measures are appropriate to protect Personal Data against accidental or unlawful destruction or accidental loss, alteration, unauthorised disclosure or access, in particular where the processing involves the transmission of data over a network, and against all other unlawful forms of Processing, and that these measures ensure a level of security appropriate to the risks presented by the Processing and the nature of the data to be protected having regard to the state of the art and the cost of their implementation;

4.5.    that the Data Exporter will ensure compliance with the Technical and Organisational Security Measures;

4.6.    that, if the transfer involves Special Categories of Data, the Data Subject has been informed or will be informed before, or as soon as possible after, the transfer that its data could be transmitted to a third country not providing adequate protection within the meaning of Directive 95/46/EC;

4.7.    to forward any notification received from the Data Importer or any Sub-processor pursuant to Section 5.2 and Section 8.3 to the data protection Supervisory Authority if the Data Exporter decides to continue the transfer or to lift the suspension;

4.8.    to make available to the Data Subjects upon request a copy of this DP Agreement, with the exception of Appendix 2, and a summary description of the Technical and Organisational Security Measures, as well as a copy of any contract for sub-processing services which has to be made in accordance with this DP Agreement, unless this DP Agreement or the contract contain commercial information, in which case it may remove such commercial information;

4.9.    that, in the event of sub-processing, the Processing activity is carried out in accordance with Section 11 by a Sub- processor providing at least the same level of protection for the Personal Data and the rights of Data Subject as the Data Importer under this DP Agreement; and

4.10.    that the Data Exporter will ensure compliance with Section 4.1 to 4.9.

5.    Obligations of Data Importer. The Data Importer agrees and warrants:

5.1.    to Process the Personal Data only on behalf of the Data Exporter and in compliance with its instructions and this DP Agreement; if Data Importer cannot provide such compliance for whatever reasons, it agrees to inform promptly the Data Exporter of its inability to comply, in which case the Data Exporter is entitled to suspend the transfer of data and/or terminate this DP Agreement and any associated contract;

5.2.    that the Data Importer has no reason to believe that the legislation applicable to it prevents it from fulfilling the instructions received from the Data Exporter and its obligations under this DP Agreement and any associated contract and that in the event of a change in this legislation which is likely to have a substantial adverse effect on the warranties and obligations provided by this DP Agreement, it will promptly notify the change to the Data Exporter as soon as it is aware, in which case the Data Exporter is entitled to suspend the transfer of data and/or terminate this DP Agreement and any associated contract;

5.3.    that the Data Importer has implemented the Technical and Organisational Security Measures specified in Appendix 2 before Processing the Personal Data transferred;

5.4.    that the Data Importer will promptly notify the Data Exporter about:

5.5.    any legally binding request for disclosure of the Personal Data by a law enforcement authority unless otherwise prohibited, such as a prohibition under criminal law to preserve the confidentiality of a law enforcement investigation;

5.5.1.    any accidental or unauthorised access; and

5.5.2.    any request received directly from the Data Subjects without responding to that request, unless it has been otherwise authorised to do so;

5.6.    to deal promptly and properly with all inquiries from the Data Exporter relating to its Processing of the Personal Data subject to the transfer and to abide by the advice of the Supervisory Authority with regard to the Processing of the data transferred;

5.7.    at the request of the Data Exporter to submit its data-processing facilities for audit of the Processing activities covered by this DP Agreement which shall be carried out by the Data Exporter or an inspection body composed of independent members and in possession of the required professional qualifications bound by a duty of confidentiality, selected by the Data Exporter, where applicable, in agreement with the Supervisory Authority;

5.8.    to make available to the Data Subject upon request a copy of this DP Agreement, or any existing contract for sub-processing, unless this DP Agreement or contract contain commercial information, in which case it may remove such commercial information, with the exception of Appendix 2 which shall be replaced by a summary description of the Technical and Organisational Security Measures in those cases where the Data Subject is unable to obtain a copy from the Data Exporter;

5.9.    that, in the event of sub-processing, it has previously informed the Data Exporter and obtained its prior written consent;

5.10.    that the Processing services by the Sub-processor will be carried out in accordance with Section 11;

5.11.    to send promptly a copy of any Sub-processor agreement it concludes under this DP Agreement to the Data Exporter.

6.    Liability.

6.1.    [***]

7.    Mediation and Jurisdiction.

7.1.    The Data Importer agrees that if the Data Subject invokes against it third-party beneficiary rights and/or claims compensation for damages under this DP Agreement, the Data Importer will accept the decision of the Data Subject:

7.1.1.    to refer the dispute to mediation, by an independent person or, where applicable, by the Supervisory Authority; or

7.1.2.    to refer the dispute to the courts in the Member State in which the data exporter is established.

7.2.    The parties agree that the choice made by the Data Subject will not prejudice his substantive or procedural rights to seek remedies in accordance with other provisions of national or international law.

8.    Cooperation with Supervisory Authorities.

8.1.    The Data Exporter agrees to deposit a copy of this contract with the Supervisory Authority if it so requests or if such deposit is required under the Applicable Data Protection Law.

8.2.    The parties agree that the Supervisory Authority has the right to conduct an audit of the Data Importer, and of any Sub-processor, which has the same scope and is subject to the same conditions as would apply to an audit of the Data Exporter under the Applicable Data Protection Law.

8.3.    The Data Importer shall promptly inform the Data Exporter about the existence of legislation applicable to it or any Sub-processor preventing the conduct of an audit of the Data Importer, or any Sub-processor, pursuant to Section 8.2. In such a case the Data Exporter shall be entitled to take the measures foreseen in Section 5.2.

9.    Governing Law.

This DP Agreement shall be governed by the law of the country in which the Data Exporter is established.

10.    Variation of the Contract.

The parties undertake not to vary or modify this DP Agreement. This does not preclude the parties from adding clauses on business related issues where required as long as they do not contradict any Clause or Section.

11.    Sub-processing.

11.1.    The Data Importer shall not subcontract any of its Processing operations performed on behalf of the Data Exporter under this DP Agreement without the prior written consent of the Data Exporter or unless conducted by the Data Exporter. Where the Data Importer subcontracts its obligations under this DP Agreement, with the consent of the Data Exporter, it shall do so only by way of a written agreement with the Sub-processor which imposes the same obligations on the Sub-processor as are imposed on the Data Importer under this DP Agreement. Where the Sub-processor fails to fulfill its data protection obligations under such written agreement the Data Importer shall remain fully liable to the Data Exporter for the performance of the Sub-processor’s obligations under such agreement.

11.2.    The prior written contract between the Data Importer and the Sub-processor shall also provide for a third-party beneficiary clause as laid down in Section 3 for cases where the Data Subject is not able to bring the claim for compensation referred to in Section 6.1 against the Data Exporter or the Data Importer because they have factually disappeared or have ceased to exist in law or have become insolvent and no successor entity has assumed the entire legal obligations of the Data Exporter or Data Importer by contract or by operation of law. Such third-party liability of the Sub-processor shall be limited to its own Processing operations under this DP Agreement and any associated contract for the sub-processing.

11.3.    The provisions relating to data protection aspects for sub-processing of the contract referred to in Section 11.1 shall be governed by the law of the country in which the Data Exporter is established.

11.4.    The Data Exporter shall keep a list of sub-processing agreements concluded under this DP Agreement and notified by the Data Importer pursuant to Section 5.10, which shall be updated at least once a year. The list shall be available to the Data Exporter’s data protection Supervisory Authority.

12.    Obligation after the Termination of Personal Data-processing Services.

12.1.    The parties agree that on the termination of the provision of data-processing services, the Data Importer and the Sub-processor shall, at the choice of the Data Exporter, return all the Personal Data transferred and the copies thereof to the Data Exporter or shall destroy all the Personal Data and certify to the Data Exporter that it has done so, unless legislation imposed upon the Data Importer prevents it from returning or destroying all or part of the Personal Data transferred. In that case, the Data Importer warrants that it will guarantee the confidentiality of the Personal Data transferred and will not actively Process the Personal Data transferred anymore.

12.2.    The Data Importer and the Sub-processor warrant that upon request of the Data Exporter and/or of the Supervisory Authority, it will submit its data-processing facilities for an audit of the measures referred to in Section 12.1.

Dated:    June 14, 2021__

/s/ Karen Barker June 15, 2021	Remi Barbier
For the Data Importer /s/ Karen Barker June 15, 2021	For the Data Exporter /s/ Remi Barbier
Karen Barker	Name
Senior VP, Europe Premier Research Group Ltd.	_Remi Barber - President & CEO______ Position
250 South Oak Way Green Park, Reading Berkshire, RG2 6UG United Kingdom	Cassava Sciences, Inc. 7801 N. Capital of Texas Hwy, Suite 260, Austin, TX 78731

For the Data Importer /s/ Sean Russell June 14, 2021
Sean Russell
Chief Commercial Officer
Premier Research International LLC 3800 Paramount Parkway Suite 400 Morrisville, NC 27560-6949

APPENDIX 1
To the Standard Contractual Clauses (This DP Agreement)

This Appendix forms part of the Clauses and must be completed and signed by the parties.

The Member States may complete or specify, according to their national procedures, any additional necessary information to be contained in this Appendix

Data exporter

The data exporter is an organization that has executed the Standard Contractual Clauses as a data exporter who is the data controller for data processed by the data importer.

Data importer

The data importer is an organization that has executed the Standard Contractual Clauses as a data importer providing clinical research services to the data exporter.

Data subjects

The personal data transferred concern the following categories of data subjects:

The data exporter may submit personal data to the data importer or cause personal data to be processed by the data importer on behalf of the data exporter, which may include, but is not limited to personal data relating to the following categories of data subjects:

•    employees and contractors of data exporter

•    employees and contractors of data exporter’s clients and business associates

•    trial subjects participating in clinical trials run by data exporter

•    trial participants conducting the clinical trials run by data exporter

•    other individuals involved in the data exporters’ business activities

Categories of data

The personal data transferred concern the following categories of data (please specify):

Data exporter may submit personal data to the data importer or cause personal data to be processed by the data importer on behalf of the data exporter, which may include, but is not limited to personal data relating to the following categories of data:

•    name, professional contact information (email, phone number, etc).

•    home address and personal contact information

•    government-issued identification and tax numbers

•    previous work and educational history and qualifications

•    other categories of data as required by business requirements and at the discretion of the data exporter

Special categories of data (if appropriate)

The personal data transferred concern the following special categories of data (please specify):

•    pseudonymised demographic information such as race and gender

•    pseudonymised information about trial subjects’ quality of life and personal life

•    pseudonymised health related information

•    pseudonymised biometric and genetic data

•    other categories of data as required by the clinical trial protocol and at the discretion of the data exporter

DESCRIPTION OF PROCESSING ACTIVITIES

Data is processed under the Agreement dated June 11, 2021 to provide the services which include provision of clinical research services.

Dated:    June 15, 2021 _______

/s/ Karen Barker	Remi Barbier
For the Data Importer /s/ Karen Barker	For the Data Exporter /s/ Remi Barbier
Karen Barker	Name
Senior VP, Europe	Remi Barber - President & CEO Position
Premier Research Group Ltd	Cassava Sciences, Inc.
250 South Oak Way Green Park, Reading Berkshire, RG2 6UG United Kingdom	7801 N. Capital of Texas Hwy, Suite 260, Austin, TX 78731

For the Data Importer /s/ Sean Russell June 14, 2021 Sean Russell Chief Commercial Officer Premier Research International LLC 3800 Paramount Parkway Suite 400 Morrisville, NC 27560-6949

APPENDIX 2
To the Standard Contractual Clauses (This DP Agreement)
Technical and Organisational Security Measures

Description of the Technical and Organisational Security Measures implemented by the Data Importer

Premier Research Group

Global Regulatory Security Compliance – Framework

To ensure global compliance Premier Research operates under a standard set of policies, operating procedures, and working guideline documents that provide a framework for the information security environment. Security practices are implemented as a basis for the information security program and a defense-in-depth strategy is employed to assure the confidentiality, integrity, and availability of Personal Data.

Premier Research’s global privacy and data protection practices encompasses guidance for all data and sensitive information that are directly or indirectly captured, stored, processed and archived by Premier Research.

Premier Research conducts its business in compliance with the respective national and international data protection and confidentiality regulations and laws governing the performance of clinical research and processing of personal data, including but not limited to.

•    United States Food and Drug Administration 21 CFR Part 11

•    Health Insurance Portability and Accountability Act of 1996 (HIPAA)

•    European Union (EU) 2016/679 (General Data Protection Regulation or GDPR).

Global Regulatory Security Compliance – Policies and Procedures

To ensure information security, Premier Research has various policies, standard operating procedures that contribute to our privacy and security posture.

Policies and standard operating procedures include subject areas such as Data Protection, Trial Subject Confidentiality, Compliance of IT Systems, Incident Response and Disaster Recovery.  Staff are required to train on these policies and standard operating procedures as appropriate for their job role.  All staff are required to undertake Data Protection Awareness Training.

Global Regulatory Security Compliance – Controls

Third Party Vendors

Premier Research evaluates the security practices of third-party vendors with which it does business to ensure its security goals and compliance are maintained.

Premier Research uses reputable third party vendor-provided Software as a Service (SaaS) or Platform as a Service (PaaS) that is built on tried and tested hosting platforms such as Microsoft Azure that conform to the highest industry standard security protocols.  Details of specific vendors working to provide services to you are available upon request.

Location of Processing

Premier Research utilizes assets that are located in data centers based in the United States.  These assets are accessed by Premier Research office and home-based staff around the world, wherever we have a presence.  A full list of Premier Research group companies is attached in Appendix 3, and is supplemented from time to time by notice to our clients.

Premier Research also has carefully selected alliance partners and sub-CROs around the world who assist us with delivering our global services.  Details of specific affiliates and Sub-CROs working to provide services to you are available upon request.

Where personal data is being processed outside of the European Economic Area, Premier Research implements appropriate and legal transfer mechanisms such as these clauses or adherence to an approved Code of Conduct.

Security Controls

Premier Research utilizes numerous security systems ranging from end-user, network based and server/ data.

The network edge is protected using a layered security approach which includes Firewalls, Application Firewalls, Antivirus/Malware scanning, Vulnerability scanning and various monitoring solutions.

A layered security approach is employed which protects the public facing resources (WWW, DNS, SFTP) to minimize exposure, risk and vulnerabilities.

All connections with Clients and affiliates are encrypted via VPN or TLS based on needs utilizing industry standard security ciphers for the highest level of encryption.

Vulnerability assessments are performed and remediated prior to services entering production and done on a periodic basis afterwards.

Remote access to the corporate network utilizes industry recognized security protocols including IPSEC and SSLVPN.

All security monitoring and incident management occurs via a central anti-malware, firewall, application firewall, and vulnerability consoles.

Database Monitoring & Auditing services deliver automated and scalable database solutions that monitor and audit all access to Personal Data across the diverse platforms.

Security Access controls are used to limit and control access to physical locations, systems and files.

Dated: ___June 15, 2021_________

For the Data Importer /s/ Karen Barker	For the Data Exporter /s/ Remi Barbier
Karen Barker	Name
Senior VP, Europe	_ Remi Barber - President & CEO_______ Position
Premier Research Group Ltd	Cassava Sciences, Inc.

250 South Oak Way Green Park, Reading Berkshire, RG2 6UG United Kingdom	7801 N. Capital of Texas Hwy, Suite 260, Austin, TX 78731

For the Data Importer /s/ Sean Russell June 14, 2021
Sean Russell
Chief Commercial Officer
Premier Research International LLC 3800 Paramount Parkway Suite 400 Morrisville, NC 27560-6949

Appendix 3

To the Standard Contractual Clauses (This DP Agreement)

List of Data Importers

Country	Company
Australia (AU)	Premier Research Australia PTY Limited
Canada (CN)	Premier Research Group Canada Limited
China (CN)	Branch of Singapore Premier Research (Shanghai) Co., Ltd
Israel (IL)	Premier Research Israel Ltd.
Russia (RU)	Premier Research LLC
Serbia (RS)	Premier Research S doo
Singapore (SG)	Premier Research Singapore Pte. Ltd.
South Korea (KR)	Premier Research Group Ltd South Korea Branch
Taiwan (TW)	Premier Research Group Limited Taiwan Branch
Ukraine (UA)	Premier Research Ukraine Ltd.
India (IN)	Premier Research (India) Private Limited

Exhibit D

Volume Rebate and Non-Competitive Award Discounts

[***]

EXHIBIT E:

Client Signatory Authorization

For the purposes of Section 2.1 [“Work Orders”]  and Section 2.2 [“Amendments”],  Premier shall at all times require prior signatory authorization from Client.

Full-time employees of Cassava Sciences who hold the following titles are authorized and duly empowered to bind the Client for Work Orders, Amendments and other such work matters under this Master Services Agreement up to the following dollar limits:

[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

No other persons, advisor or consultant has authority to sign any document that creates a binding obligation between the Client and Premier.

Client reserves the right to modify Exhibit E from time-to-time upon written notice to Premier signed by Client’s Chief Executive Officer.

* [***]